Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-337-9000	212-850-5600
FOR IMMEDIATE RELEASE
RUSS BERRIE ANNOUNCES RETIREMENT OF CFO JIM O’REARDON
Tony Cappiello to Serve as Acting Principal Financial Officer
Company Promotes Guy Paglinco to Chief Accounting Officer
Oakland, N.J. — November 19, 2007 — Russ Berrie and Company, Inc. (NYSE: RUS) today announced the retirement of James J. O’Reardon, Jr. as Vice President and Chief Financial Officer.
Tony Cappiello, Executive Vice President and Chief Administrative Officer, will serve as acting principal financial officer on an interim basis until the Company appoints a new Chief Financial Officer. The Company also promoted Guy Paglinco to Vice President and Chief Accounting Officer from Vice President — Corporate Controller. Mr. Paglinco will lead the Company’s finance group and will report to Mr. Cappiello.
Andy Gatto, President and Chief Executive Officer, commented, “We thank Jim for his many years of service and outstanding contribution to Russ Berrie. His integrity and dedication to the Company since he joined in 1981 are reflected in the high caliber finance department he has built. We wish him all the best in his retirement.”
Mr. Gatto continued, “At the same time, we have planned for a smooth transition of Jim’s responsibilities. As we search for a permanent replacement for Jim, we expect that Tony and Guy will make an excellent team in overseeing the Company’s finance activities. Both are experienced and talented financial executives, and I am confident that Tony and Guy will continue to do an exceptional job in their positions at Russ Berrie.”
Mr. O’Reardon commented, “I want to thank the entire Russ organization, and I am honored to have been a part of the major developments in the Company’s growth. With Russ Berrie’s fantastic products to drive top-line growth and the management team’s disciplined approach to managing expenses, I am confident the Company will continue to build on its successes.”
Mr. Cappiello, 54, a certified public accountant, has over 32 years of financial, accounting and senior management experience. He joined Russ Berrie in August 2005 as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, he served as Chief Operating Officer (from 1997 to 2005) and Chief Financial Officer/Operations Director (from 1991 to 1997) of Waterford & Wedgwood U.S.A., a manufacturer of fine crystal and china.

Mr. Paglinco, 50, also a certified public accountant, has 28 years of financial, accounting and management experience. He joined Russ Berrie in September 2006 as Vice President — Corporate Controller. Previously, Mr. Paglinco served as Chief Financial Officer (2004 — 2006) and Corporate Controller (1998 — 2004) for Emerson Radio Corp, an international distributor of consumer electronic products.
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc., a leader in the infant and juvenile and gift industries, and its wholly-owned subsidiaries, designs, develops and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide. Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives. Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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